Exhibit (h)(1)(ii)

FUND ACCOUNTING AND ADMINISTRATION SERVICE AGREEMENT
FEES AND COMPENSATION

Appendix A
FUNDS TO BE SERVICED
(Updated January 20, 2022)

1.	Arin Large Cap Theta Fund
2.	AI Quality Dividend ETF
3.	AI Quality Growth ETF
4.	Adaptive Alpha Opportunities ETF
5.	Adaptive High Income ETF
6.	RH Multi-Asset Income ETF
7.	RH Tactical Outlook ETF
8.	RH Tactical Rotation ETF
9.	Matisse Discounted Bond CEF Strategy
10.	Matisse Discounted Closed-End Fund Strategy
11.	QCI Balanced Fund
12.	Roumell Opportunistic Value Fund
13.	Sector Rotation Fund
14.	Typhon Tactical Managed Futures Strategy Fund

By:	/s/ Katherine M. Honey
Name:	Katherine M. Honey
Title:	Nottingham, President